Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Hope Andrade
Secretary of State

Office of the Secretary of State

CERTIFICATE OF MERGER

The undersigned, as Secretary of State of Texas, hereby certifies that a filing instrument merging

SENIOR MANAGEMENT SERVICES OF GAINESVILLE, INC.
Domestic For-Profit Corporation
[File Number: 161364400]

Into

SMSA Gainesville Acquisition Corp.
Foreign For-Profit Corporation
Nevada, USA
[Entity not of Record, Filing Number Not Available]

has been received in this office and has been found to conform to law.

Accordingly, the undersigned, as Secretary of State, and by the virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing the acceptance and filing of the merger on the date shown below.

Dated: 09/15/2009

Effective: 09/15/2009

Hope Andrade
Secretary of State

ARTICLES OF MERGER
OF
Senior Management Services of Gainesville, Inc.
(a Texas corporation)
with and into

SMSA Gainesville Acquisition Corp.
(a Nevada corporation)

The following Articles of Merger are hereby adopted by the undersigned in accordance with the provisions of the Texas Business Corporations Act (the "TBCA") and the Nevada Revised Statutes Chapter 92A (the "NRS"):

1. An Agreement and Plan of Merger has been adopted in accordance with the TBCA and the NRS providing for the merger of Senior Management Services of Gainesville, Inc., a Texas corporation, with and into SMSA Gainesville Acquisition Corp., a Nevada corporation (the "Surviving Corporation"), the latter of which will be the sole surviving entity of this merger (the "Merger"). The two foregoing entities are the only parties to the Merger.

2. An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 174 FM 1830, Argyle, Texas 76226. A copy of the Agreement and Plan of Merger ("Plan of Merger") will be furnished by the Surviving Corporation on written request and without cost to any stockholder of Senior Management Services of Gainesville, Inc. or SMSA Gainesville Acquisition Corp..

3. The Plan of Merger has been approved as required by the laws of the jurisdiction of formation of each organization that is a party to the Merger and by the governing documents of those organizations.

4. The Surviving Corporation hereby assumes responsibility for the payment of all fees and franchise taxes of the merged entities and will be obligated to pay such fees and franchise taxes.

5. The Merger will be effective upon the acceptance for filing of the Articles of Merger with the Secretary of State of Texas.

The undersigned duly authorized officer of each of the merged entities signs the Articles of Merger on this 9th day of September, 2009.

Senior Management Services of Gainesville, Inc.

By: ______________________
Timothy P. Halter, President

SMSA Gainesville Acquisition Corp.

By: ______________________
Timothy P. Halter, President